SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2013

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-439	16-0338330
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01     Entry into a Material Definitive Agreement.

Purchase Agreement

On September 13, 2013, American Locker Group Incorporated (the “Company”) entered into a Purchase Agreement with certain investors pursuant to which the Company sold 60,000 shares of its newly authorized Series C Preferred Stock for aggregate consideration of $300,000. The Purchase Agreement contains customary representations and warranties made by the Company and by each investor. In addition, the Company agreed to comply with the reporting obligations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended, and to timely file all reports and other documents required of the Company under the rules and regulations of the Securities and Exchange Commission in order to permit the investors to benefit from certain rules promulgated under such regulations that may permit the investors to sell their shares of Series C Preferred Stock to the public without registration.

This description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached hereto as Exhibit 10.1.

Forbearance Agreement

The Company had previously entered into that certain Loan Agreement dated December 8, 2010 (as amended, the “Loan Agreement”) by and among the Company, certain of its subsidiaries and Bank of America, N.A. (“Lender”). As disclosed in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, the Company was in violation of certain financial covenants, specifically a debt service coverage ratio and a funded debt-to-EBITDA ratio, that it is required to meet pursuant to the Loan Agreement.

On September 13, 2013, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with Lender pursuant to which Lender has waived the Company’s obligation to meet such financial covenants through November 30, 2013 (the “Forbearance Expiration Date”) and to forbear from enforcing its remedies against the Company with respect to its failure to comply with such financial covenants until and through the Forbearance Expiration Date. The Company will not have the right to take any advances under any loan until various conditions contained in the Forbearance Agreement have been satisfied.

The Forbearance Agreement expires on the Forbearance Expiration Date. In connection with the Forbearance Agreement, the Company paid the Lenders a fee of $15,200. This description of the Forbearance Agreement is qualified in its entirety by reference to the complete text of the Forbearance Agreement, which is attached hereto as Exhibit 10.2.

Item 3.02     Unregistered Sales of Equity Securities

On September 13, 2013, the Company issued 60,000 shares of its newly authorized Series C Preferred Stock to certain investors pursuant to a Purchase Agreement executed with those investors. The purchase price was $5.00 per share for aggregate consideration of $300,000. Net proceeds from the offering will be used by the Company to fund working capital and for general corporate purposes.

The issuance and sale of the Series C Preferred Stock was made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The recipients of the Series C Preferred Stock, each of whom is an accredited investor, represented their intentions to acquire the stock for investment only and not with a view to or for sale in connection with any distribution thereof.

This Current Report on Form 8-K does not constitute an offer to sell the Series C Preferred Stock or any other securities of the Company.

Item 3.03     Material Modifications to Rights of Security Holders

The information with respect to the terms of the Series C Preferred Stock set forth in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

On September 13, 2013, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware setting forth the terms of the Series C Preferred Stock.

The Series C Preferred Stock ranks senior to all of the Company’s other classes and series of capital stock, including its common stock. The Company cannot create or issue any class of stock ranking, with respect to dividends or distribution of assets upon liquidation, senior to or on parity with the Series C Preferred stock unless the persons holding more than 60% of the outstanding shares of Series C Preferred Stock (the “Majority of Holders”) have consented to such creation or issuance.

Under the terms of the Series C Preferred Stock, if the dividend on the Series C Preferred Stock for any dividend period has not been paid or set apart in full, the Company cannot purchase or redeem any shares of any class of capital stock (except the Series C Preferred Stock) without the consent of a Majority of Holders.

In addition, in the event the Company liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, the Company is required to pay the holders of the Series C Preferred Stock a liquidating distribution of $5.00 per share, plus all accrued but unpaid dividends, before any distribution or payment may be made to the holders of shares of any other classes of capital stock.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On September 13, 2013, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware to authorize the issuance of up to 100,000 shares of Series C Preferred Stock and to establish the relative rights, preferences, qualifications, limitations and restrictions of such Series C Preferred Stock. The Certificate of Designation became effective upon such filing. The rights, preferences and privileges of the Series C Preferred Stock are as follows:

Dividends. Holders of Series C Preferred Stock are entitled to receive cash dividends at the annual rate of 6% per share and will be paid in preference to the holders of any other class or series of capital stock. Such dividends will begin accruing on the date of issuance and will be paid only when and if a dividend payment is declared by the Board of Directors. If the dividend has not been paid or set apart in full, the Company cannot purchase or redeem any class of capital stock (except the Series C Preferred Stock) unless the Majority of Holders have given their consent.

Redemption. The Company may redeem the Series C Preferred Stock at any time, in whole or in part, for $5.00 per share, plus accrued and unpaid dividends. The Company may exercise such redemption right by providing notice to the holders of the Series C Preferred Stock at least 20, but not more than 50, days prior to the date on which such redemption is to occur. If the Company elects to redeem a portion, but not all, of the outstanding Series C Preferred Stock, such redemption may be made pro rata, by lot or in such other equitable manner as determined by the Board of Directors.

Amendment of Certificate of Designation. Without the consent of a Majority of Holders, the Company may not:  amend or change the Certificate of Designation in a manner that affects adversely the rights and preferences of the holders of Series C Preferred Stock; authorize or issue any class of stock ranking senior to, or on a parity with, the Series C Preferred Stock with respect to payment of dividends or distribution of assets; or authorize the merger or consolidation of the Company or the sale of all or substantially all of its assets.

Voting Rights. The holders of Series C Preferred Stock shall have no voting rights, except upon matters for which a class vote is specifically required by law or as provided in the Certificate of Designation.

Conversion. Any time after January 11, 2014, a holder of Series C Preferred Stock may convert each share of such stock into the number of shares of the Company’s common stock as is determined by dividing $5.00 by the average of the closing price of the Company’s common stock for the 10 trading days immediately prior to the date of such conversion. Such conversion price may be adjusted from time to time as set forth in the Certificate of Designation.

Liquidation Preference. In the event of a “liquidation event,” the holders of Series C Preferred Stock are entitled to receive, in cash, a liquidating distribution of $5.00 per share, plus all accrued but unpaid dividends, before any distribution or payment may be made to the holders of shares of any other classes of capital stock. A “liquidation event” means a sale or other disposition of all or substantially all of the assets of the Company, a voluntary or involuntary liquidation or dissolution; the merger or consolidation of the Company in which the Company’s stockholders own less than 50% of the outstanding voting securities of the surviving entity; or any transaction involving the transfer of shares of capital stock of the Company in which the stockholders immediately prior to the transaction own less than 50% of the voting securities.

This description is qualified in its entirety by reference to the copy of the Certificate of Designation, which is attached hereto as Exhibit 3.1.

Item 9.01.     Financial Statements and Exhibits

(d)      Exhibits.

3.1       Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock filed with Delaware Secretary of State on September 13, 2013

10.1     Purchase Agreement dated September 13, 2013 by and among American Locker Group Incorporated and certain investors

10.2     Forbearance Agreement dated September 13, 2013 by and among American Locker Group Incorporated, certain of its subsidiaries and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: September 18, 2013	By:	/s/ Anthony B. Johnston
Anthony B. Johnston
Chairman of the Board and Chief Executive Officer